Exhibit 99.1

CHARLOTTE RUSSE

ANNOUNCES FIRST QUARTER RESULTS

•	First Quarter Sales Flat with Last Year as Same Store Sales Declined 9.9%

•	Quarterly EPS of 7 Cents, At Lower End of Updated Guidance

•	8 New Stores Opened in Quarter – Fiscal 2005 Plan Reduced From 60 to 50

•	Cash Position of $42 Million Up From $31 Million at Fiscal Year-end

SAN DIEGO, California, January 20, 2005 – Charlotte Russe Holding, Inc. (Nasdaq/NM: CHIC), a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties, today reported financial results for the first quarter of fiscal 2005 ended December 25, 2004.

Mark Hoffman, Chief Executive Officer, remarked: “The Holiday season proved to be a challenge for both of our chains this year. While we experienced some encouraging reads on the Fall assortments in October, we did not achieve the expected momentum as the selling season progressed due to our fashion misses and weakness in the junior sector. As seen in today’s announcement, we were able to achieve the lower end of the sales and earnings guidance provided on December 9th. Comparable store sales declined by 9.9% and diluted earnings per share were $0.07 per share.

“While Charlotte Russe stores had posted positive comp store sales every month since January 2004, we were very disappointed by the shift to negative comps during the most recent quarter. Meanwhile, the Rampage brand continued to execute its repositioning to reflect more elevated assortments; however, these stores have yet to achieve meaningful improvement from the negative mid-20%’s comp store sales encountered during the fourth quarter of fiscal 2004.

“We have been aggressively challenging our merchandising team and their processes to prepare for our Spring assortments. A national search is currently underway to fill the open GMM position at Charlotte Russe. Meanwhile, my direct involvement with the Charlotte Russe merchants has found a confident and energized team looking forward to putting us back on track with the right fashions trends. Regarding inventories, our team did an excellent job of managing inventories with a 3% decline at stores open for more than one year as of the quarter-end, December 25th,” Hoffman continued.

“Given the decline in financial performance, we have revisited our new store goals for fiscal 2005 and its impact on our capital expenditures outlook. We opened eight stores during the first quarter against our previously announced goal of up to 60 stores for the fiscal year ending in September 2005. After reviewing the schedule of new store openings, we now expect to open up to 50 stores this year. Our previous guidance of $30-34 million of capital expenditures for fiscal 2005 had been adjusted down to $25-29 million, and we anticipate that it will be financed by our current cash balances and cash flows from operations.

4645 Morena Boulevard, San Diego, California 92117 Phone 858-587-1500 Fax 858-875-0345

Hoffman added: “Financial forecasting for our business continues to be a challenge in light of the last quarter and the clearance selling in January to date. Therefore, assuming no significant change in the overall retailing environment, we would guide investors to expect low single-digit negative comparable store sales in the second quarter of fiscal 2005. In terms of earnings for the quarter ended March 2005, we would guide investors to expect a loss of 7 to 11 cents per share, compared to a break-even performance last year,” the Chief Executive concluded.

Financial Results:

Net sales for the first quarter increased 0.5% to $150.0 million from $149.3 million for the first quarter last year. Comparable store sales decreased 9.9% during the quarter, compared to a decrease of 7.6% for the first quarter of fiscal 2004.

Operating income for the first quarter decreased 76% to $2.6 million as compared to $10.8 million for the same quarter last year. Net income declined 75% to $1.6 million from $6.6 million for the same quarter last year. Diluted earnings per share for the quarter were $0.07 as compared to $0.28 for the same quarter of the prior year, a decline of 75%. The average number of shares outstanding during the recent quarter was 24.0 million on a diluted basis.

Charlotte Russe Holding, Inc. is a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. The company operated a total of 368 stores in 39 states and Puerto Rico, as of December 25, 2004, comprised of 301 Charlotte Russe stores and 67 Rampage stores. Eight new stores were opened during the first quarter of fiscal 2005, and the company expects to open up to 50 new stores during the fiscal year ending in September 2005.

The “Charlotte Russe” stores offer fashionable, affordable apparel and accessories that have been tested and accepted by the marketplace, thus appealing to women who prefer established fashion trends. The “Rampage” stores feature trendsetting apparel and accessories and thus appeal to women with a flair for making fashion statements and who want runway-inspired fashion, quality and value.

Interested listeners are invited to participate in today’s Charlotte Russe conference call at 11:00 a.m. Eastern Time which will be broadcast over the internet at http://www.charlotte-russe.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the Company’s web site shortly after the call, or by calling (877)519-4471, PIN: 5463145.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the company’s business, is set forth in the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on December 14, 2004, and any amendments thereto.

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in 000’s, except per share data)

(unaudited)

	First Quarter Ended
	Dec. 25, 2004	Dec. 27, 2003
Net sales	$149,982	$149,291
Cost of goods sold	116,074	110,117

Gross profit	33,908	39,174

Selling, general & administrative expenses	31,316	28,366

Operating income	2,592	10,808

Interest income, net	123	37
Other charges	(63)	(75)

Income before income taxes	2,652	10,770

Income taxes	1,034	4,200

Net Income	$1,618	$6,570

Basic earnings per share	$0.07	$0.31

Diluted earnings per share	$0.07	$0.28

Basic weighted average shares outstanding	21,957	21,364
Diluted weighted average shares outstanding	24,013	23,753

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in 000’s)

(unaudited)

	Dec. 25, 2004	Dec. 27, 2003
ASSETS
Cash and cash equivalents	$41,818	$39,906
Inventories	37,949	34,210
Other current assets	8,115	4,704
Deferred tax assets	6,300	5,300

Total current assets	94,182	84,120

Fixed assets, net	107,734	102,950
Goodwill	28,790	28,790
Other assets	1,174	1,316

Total assets	$231,880	$217,176

LIABILITIES & STOCKHOLDERS’ EQUITY
Accounts payable, trade	$19,963	$19,977
Accounts payable, other	5,122	5,383
Accrued payroll and related expense	5,614	5,923
Income and sales taxes payable	3,583	7,260
Other current liabilities	14,701	14,216

Total current liabilities	48,983	52,759

Deferred rent	12,610	10,339
Other liabilities	44	317
Deferred tax liabilities	7,300	5,600

Total liabilities	68,937	69,015

Total stockholders’ equity	162,943	148,161

Total liabilities and stockholders’ equity	$231,880	$217,176

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CONTACT: Daniel T. Carter, Chief Financial Officer of Charlotte Russe Holding, Inc., 858-490-2430/